Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2022 FOURTH QUARTER RESULTS

Q4 Fiscal 2022 Revenues Reached $800 Million, Up 23% Compared to Q4 Fiscal 2021

Delivered Q4 Operating Margin of 15.7%

Q4 EPS of $1.04 and Adjusted EPS of $1.14

FY2022 Revenues Reached $2.59B, Up 38% Compared to FY2021

FY2022 Operating Margin of 11.8% and Adjusted Operating Margin of 12.0%

FY2022 EPS of $2.57 and Adjusted EPS of $2.92

Expects Low-Single Digit Revenue Growth and 10.5% Operating Margin for FY2023

Intends to Enter Into $175 Million Accelerated Share Repurchase Arrangement

LOS ANGELES, March 16, 2022 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter ended January 29, 2022.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our fourth quarter results. We delivered revenues in line with our expectations and exceeded our profit targets through strong gross margin performance and effective expense management. Our results this quarter cap an outstanding year for our Company, where the execution of our strategic initiatives helped to deliver much higher profitability, well in advance of our original plan. We closed the year with over $300 million in earnings from operations and reached an operating margin of 11.8%, more than double our pre-pandemic levels by both measures. We delivered a return on invested capital of 26% for the year, the highest it has been in ten years. Our balance sheet is strong, and we plan to use our capital opportunistically to return value to our shareholders through dividends and increased share repurchases.”

Paul Marciano, Co-Founder and Chief Creative Officer, added, “This has been an incredible year for our Company where we completely transformed our business. Our brand elevation strategy is at the center of that transformation. Today, the Guess brand enjoys strong momentum all over the world and the consistency of our assortments and brand images globally, the quality of our products and the perceived value of our offerings are among the best they have been in the history of Guess. Carlos and I want to thank and congratulate our entire team of Guess associates around the world who work together, relentlessly and fiercely, to make our Company better every single day.”

Mr. Alberini concluded, “Our business model transformation provides us with a strong foundation for sustainable and profitable growth. Last year was a baseline year for our Company as demand was suppressed due to lower promotions, price increases, store closures and limited product availability. We started the new year with a strong position to drive growth and leverage our global network to build a bigger business through increased comparable store sales and category expansion, digital growth and continued expansion of our wholesale business and store base. I believe the Company is better positioned than ever with a solid business model, strong brand momentum and a great team that is highly committed to delivering inspiring product to our customers and extraordinary value to all our shareholders.”

Adjusted Amounts
This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease modifications, (iii) certain professional service and legal fees and related (credits) costs, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related income tax effects of the foregoing items, as well as the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, and (vii) certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.
Fourth Quarter Fiscal 2022 Results Compared to Fourth Quarter Fiscal 2020
For the fourth quarter of fiscal 2022, the Company recorded GAAP net earnings of $68.4 million, a 14.1% decrease from $79.6 million for the fourth quarter of fiscal 2020. GAAP diluted EPS decreased 11.9% to $1.04 for the fourth quarter of fiscal 2022, compared to $1.18 for the fourth quarter of fiscal 2020. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.08 and a negative impact from currency of $0.18 on GAAP diluted EPS in the fourth quarter of fiscal 2022 when compared to the fourth quarter of fiscal 2020.
For the fourth quarter of fiscal 2022, the Company’s adjusted net earnings were $75.2 million, an 8.7% decrease from $82.3 million for the fourth quarter of fiscal 2020. Adjusted diluted EPS decreased 6.6% to $1.14, compared to $1.22 for the fourth quarter of fiscal 2020. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.09 and a negative impact from currency of $0.18 on adjusted diluted EPS in the fourth quarter of fiscal 2022 when compared to the fourth quarter of fiscal 2020.
Net Revenue. Total net revenue for the fourth quarter of fiscal 2022 decreased 5.0% to $799.9 million, from $842.3 million in the fourth quarter of fiscal 2020. In constant currency, net revenue decreased by 5.0%.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2022 increased 29.9% to $125.4 million (including $0.7 million net gains on lease modifications, $0.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $3.5 million unfavorable currency translation impact), from $96.5 million (including $4.9 million in non-cash impairment charges taken on certain long-lived store related assets) in the fourth quarter of fiscal 2020. GAAP operating margin in the fourth quarter of fiscal 2022 increased 4.2% to 15.7%, from 11.5% in the fourth quarter of fiscal 2020, driven primarily by higher initial markups, lower markdowns and lower occupancy costs, partially offset by the unfavorable impact of negative comps sales in Europe and higher inbound freight costs. The negative impact of currency on operating margin for the quarter was approximately 30 basis points.
For the fourth quarter of fiscal 2022, adjusted earnings from operations increased 23.6% to $125.7 million, from $101.7 million in the fourth quarter of fiscal 2020. Adjusted operating margin increased 3.6% to 15.7%, from 12.1% in the fourth quarter of fiscal 2020, driven primarily by higher initial markups, lower markdowns and lower occupancy costs, partially offset by the unfavorable impact of negative comps sales in Europe and higher inbound freight costs.

Other income (expense), net. Other expense, net for the fourth quarter of fiscal 2022 was $18.7 million compared to other income, net of $1.8 million for the fourth quarter of fiscal 2020. The change was primarily due to higher net realized and unrealized losses from foreign currency exposures.
Fourth Quarter Fiscal 2022 Results Compared to Fourth Quarter Fiscal 2021
For the fourth quarter of fiscal 2022, the Company recorded GAAP net earnings of $68.4 million, a 2.8% decrease from $70.4 million for the fourth quarter of fiscal 2021. GAAP diluted EPS decreased 2.8% to $1.04 for the fourth quarter of fiscal 2022, compared to $1.07 for the same prior-year quarter. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.02 and a negative impact from currency of $0.30 on GAAP diluted EPS in the fourth quarter of fiscal 2022 when compared to the same prior-year quarter.
For the fourth quarter of fiscal 2022, the Company’s adjusted net earnings were $75.2 million, a 3.2% decrease from $77.7 million for the fourth quarter of fiscal 2021. Adjusted diluted EPS decreased 3.4% to $1.14, compared to $1.18 for the same prior-year quarter. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.02 and a negative impact from currency of $0.30 on adjusted diluted EPS in the fourth quarter of fiscal 2022 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the fourth quarter of fiscal 2022 increased 23.4% to $799.9 million, from $648.5 million in the same prior-year quarter. In constant currency, net revenue increased by 28.1%.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2022 increased 74.5% to $125.4 million (including $0.7 million net gains on lease modifications, $0.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $6.7 million unfavorable currency translation impact), from $71.9 million (including $5.2 million in non-cash impairment charges taken on certain long-lived store related assets and $2.4 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the fourth quarter of fiscal 2022 increased 4.6% to 15.7%, from 11.1% in the same prior-year quarter, driven primarily by overall leveraging of expenses, lower markdowns and higher initial markups, partially offset by the prior year rent relief and government subsidies. The positive impact of currency on operating margin for the quarter was approximately 10 basis points.
For the fourth quarter of fiscal 2022, adjusted earnings from operations increased 69.3% to $125.7 million, from $74.2 million in the same prior-year quarter. Adjusted operating margin increased 4.3% to 15.7%, from 11.4% in the same prior-year quarter, driven primarily by overall leveraging of expenses, lower markdowns and higher initial markups, partially offset by the prior year rent relief and government subsidies.
Other income (expense), net. Other expense, net for the fourth quarter of fiscal 2022 was $18.7 million compared to other income, net of $14.6 million for the same prior-year quarter. The change was primarily due to higher net realized and unrealized losses from foreign currency exposures.
Fiscal 2022 Results Compared to Fiscal 2020
For the fiscal year ended January 29, 2022, the Company recorded GAAP net earnings of $171.4 million, a 78.5% increase from $96.0 million for the fiscal year ended February 1, 2020. GAAP diluted EPS increased 93.2% to $2.57 for fiscal 2022, compared to $1.33 for fiscal 2020. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.29 and a negative currency impact of $0.36 on GAAP diluted EPS for fiscal 2022 when compared to fiscal 2020.
For fiscal 2022, the Company recorded adjusted net earnings of $194.7 million, an 85.4% increase from $105.0 million for fiscal 2020. Adjusted diluted EPS increased 101.4% to $2.92, compared to $1.45 for fiscal 2020. The Company estimates its share buybacks and its convertible notes transaction had a net positive impact of $0.37, and currency had a negative impact of $0.36 on adjusted diluted EPS during fiscal 2022 when compared to fiscal 2020.

Net Revenue. Total net revenue for fiscal 2022 decreased 3.2% to $2.59 billion, from $2.68 billion for fiscal 2020. In constant currency, net revenue decreased by 4.9%.
Earnings from Operations. GAAP earnings from operations for fiscal 2022 increased 116.8% to $305.0 million (including $0.3 million net gains on lease modifications, $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $7.4 million unfavorable currency translation impact), from $140.7 million (including $10.0 million in non-cash impairment charges taken on certain long-lived store related assets) for fiscal 2020. GAAP operating margin for fiscal 2022 increased 6.5% to 11.8%, from 5.3% for fiscal 2020, driven primarily by higher initial markups, lower markdowns and lower occupancy costs, partially offset by the unfavorable impact of negative comps sales in Europe and temporary store closures and higher inbound freight costs. The negative impact of currency on operating margin for fiscal 2022 was approximately 40 basis points.
For fiscal 2022, adjusted earnings from operations increased 106.7% to $310.6 million, from $150.2 million for fiscal 2020. Adjusted operating margin improved 6.4% to 12.0% for fiscal 2022, from 5.6% for fiscal 2020, driven primarily by higher initial markups, lower markdowns and lower occupancy costs, partially offset by the unfavorable impact of negative comps sales in Europe and temporary store closures and higher inbound freight costs.
Other expense, net. Other expense, net for fiscal 2022 was $30.2 million compared to $2.5 million for fiscal 2020. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures.
Fiscal 2022 Results Compared to Fiscal 2021
For the fiscal year ended January 29, 2022, the Company recorded GAAP net earnings of $171.4 million, compared to a GAAP net loss of $81.2 million for the fiscal year ended January 30, 2021. GAAP diluted EPS was $2.57 for fiscal 2022, compared to GAAP diluted loss per share of $1.27 for fiscal 2021. The Company estimates a net positive impact from its share buybacks and its convertible notes transaction of $0.06 and a negative impact from currency of $0.19 on GAAP diluted EPS for fiscal 2022 when compared to fiscal 2021.
For fiscal 2022, the Company recorded adjusted net earnings of $194.7 million, compared to an adjusted net loss of $4.5 million for fiscal 2021. Adjusted diluted EPS was $2.92, compared to adjusted loss per share of $0.07 for fiscal 2021. The Company estimates its share buybacks and its convertible notes transaction had a net positive impact of $0.08, and currency had a negative impact of $0.19 on adjusted diluted EPS during fiscal 2022 when compared to fiscal 2021.
Net Revenue. Total net revenue for fiscal 2022 increased 38.1% to $2.59 billion, from $1.88 billion in fiscal 2021. In constant currency, net revenue increased by 37.0%.
Earnings (Loss) from Operations. GAAP earnings from operations for fiscal 2022 were $305.0 million (including $0.3 million net gains on lease modifications, $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and a $4.9 million unfavorable currency translation impact), compared to a GAAP loss from operations of $60.5 million (including $2.8 million net gains on lease modifications and $80.4 million in non-cash impairment charges taken on certain long-lived store related assets) in fiscal 2021. GAAP operating margin in fiscal 2022 increased 15.0% to 11.8%, from negative 3.2% in fiscal 2021, driven primarily by overall leveraging of expenses, lower non-cash impairment charges and lower markdowns. The positive impact of currency on operating margin for fiscal 2022 was approximately 10 basis points.
For fiscal 2022, adjusted earnings from operations were $310.6 million, compared to $20.0 million for fiscal 2021. Adjusted operating margin improved 10.9% to 12.0% for fiscal 2022, from 1.1% in fiscal 2021, driven primarily by overall leveraging of expenses and lower markdowns.

Other expense, net. Other expense, net for fiscal 2022 was $30.2 million compared to $6.0 million for fiscal 2021. The change was primarily due to higher net unrealized and realized losses from foreign currency exposures.
Outlook
We expect revenues in the first quarter of fiscal 2023, assuming no meaningful COVID-related shutdowns, to be up in the low-teens versus the first quarter of fiscal 2022 mainly driven by last year’s temporary store closures, wholesale growth and positive store comps.
For the full fiscal year 2023, assuming no meaningful COVID-related shutdowns, we expect revenues to be up in the low-single digits versus fiscal 2022 and operating margin to reach approximately 10.5%.
The outlook for the first quarter and the year reflects significant disruptions in Russia.
Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on April 15, 2022 to shareholders of record as of the close of business on March 30, 2022.
Share Repurchase
The Company repurchased 2.3 million shares of its common stock for $51.0 million during the fourth quarter of fiscal 2022, leaving a capacity of $149.0 million under its previously announced share repurchase program. On March 14, 2022, the Board of Directors expanded its repurchase authorization by $100 million, leaving a new capacity of $249.0 million. In connection with this expanded authorization, the Company intends to enter into an accelerated share repurchase (ASR) arrangement with a financial institution under which it will repurchase $175.0 million of its common stock on terms to be negotiated, subject to customary conditions.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results, constant currency financial information, free cash flows and return on invested capital. For the periods presented, the adjusted results exclude the impact of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under

GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.
The Company also includes information regarding its return on invested capital (or “ROIC”) in this release. The Company defines ROIC as adjusted net operating profit after income taxes divided by two-year average invested capital. The Company believes ROIC is a useful financial measure for investors in evaluating how efficiently the Company deploys its capital. The Company’s method of calculating ROIC is provided in the accompanying tables and may differ from other companies’ methods and, therefore, might not be comparable.
Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on March 16, 2022 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 29, 2022, the Company directly operated 1,068 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 563 additional retail stores worldwide. As of January 29, 2022, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s future outlook, including with respect to the first quarter and full year of fiscal 2023; statements concerning share repurchase plan; statements concerning the

Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; recent sanctions and export controls targeting Russia; the continuation or worsening of impacts related to the COVID-19 pandemic; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to proxy contests and activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	January 29, 2022		January 30, 2021		February 1, 2020
	$	%	$	%	$	%

Product sales	$773,265	96.7%	$618,973	95.5%	$815,975	96.9%
Net royalties	26,670	3.3%	29,482	4.5%	26,279	3.1%
Net revenue	799,935	100.0%	648,455	100.0%	842,254	100.0%

Cost of product sales	429,678	53.7%	372,130	57.4%	503,660	59.8%

Gross profit	370,257	46.3%	276,325	42.6%	338,594	40.2%

Selling, general and administrative expenses	245,502	30.7%	201,638	31.1%	237,237	28.1%
Asset impairment charges	55	0.0%	5,166	0.8%	4,851	0.6%
Net gains on lease modifications	(700)	(0.1%)	(2,351)	(0.4%)	—	—%

Earnings from operations	125,400	15.7%	71,872	11.1%	96,506	11.5%

Other income (expense):
Interest expense	(5,533)	(0.7%)	(5,657)	(0.9%)	(4,973)	(0.6%)
Interest income	559	0.1%	629	0.1%	563	0.1%
Other, net	(18,669)	(2.3%)	14,603	2.3%	1,817	0.2%

Earnings before income tax expense	101,757	12.8%	81,447	12.6%	93,913	11.2%

Income tax expense	30,092	3.8%	8,512	1.4%	11,864	1.5%

Net earnings	71,665	9.0%	72,935	11.2%	82,049	9.7%

Net earnings attributable to noncontrolling interests	3,250	0.4%	2,516	0.3%	2,445	0.2%

Net earnings attributable to Guess?, Inc.	$68,415	8.6%	$70,419	10.9%	$79,604	9.5%

Net earnings per common share attributable to common stockholders:
Basic	$1.07		$1.10		$1.21
Diluted[1]	$1.04		$1.07		$1.18

Weighted average common shares outstanding attributable to common stockholders:
Basic	63,341		63,033		65,019
Diluted[1]	65,352		65,003		66,653

Effective income tax rate	29.6%		10.5%		12.6%

Adjusted selling, general and administrative expenses[2]:	$244,587	30.6%	$202,117	31.2%	$236,919	28.1%

Adjusted earnings from operations[2]:	$125,670	15.7%	$74,208	11.4%	$101,675	12.1%

Adjusted net earnings attributable to Guess?, Inc.[2]:	$75,183	9.4%	$77,668	12.0%	$82,336	9.8%

Adjusted diluted earnings per common share attributable to common stockholders[2]:	$1.14		$1.18		$1.22

Adjusted effective income tax rate[2]:	25.2%		7.2%		16.5%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Fiscal Year Ended
	January 29, 2022		January 30, 2021		February 1, 2020
	$	%	$	%	$	%

Product sales	$2,494,922	96.3%	$1,802,533	96.1%	$2,592,262	96.8%
Net royalties	96,709	3.7%	73,996	3.9%	85,847	3.2%
Net revenue	2,591,631	100.0%	1,876,529	100.0%	2,678,109	100.0%

Cost of product sales	1,422,126	54.9%	1,179,427	62.9%	1,662,401	62.1%

Gross profit	1,169,505	45.1%	697,102	37.1%	1,015,708	37.9%

Selling, general and administrative expenses	861,578	33.2%	679,958	36.1%	865,060	32.2%
Asset impairment charges	3,149	0.1%	80,442	4.3%	9,977	0.4%
Net gains on lease modifications	(259)	(0.0%)	(2,801)	(0.1%)	—	—%

Earnings (loss) from operations	305,037	11.8%	(60,497)	(3.2%)	140,671	5.3%

Other income (expense):
Interest expense	(23,018)	(0.9%)	(22,869)	(1.2%)	(16,129)	(0.6%)
Interest income	1,881	0.1%	2,237	0.1%	1,729	0.1%
Other, net	(30,171)	(1.2%)	(5,950)	(0.3%)	(2,529)	(0.2%)

Earnings (loss) before income tax expense (benefit)	253,729	9.8%	(87,079)	(4.6%)	123,742	4.6%

Income tax expense (benefit)	73,680	2.9%	(6,338)	(0.3%)	22,513	0.8%

Net earnings (loss)	180,049	6.9%	(80,741)	(4.3%)	101,229	3.8%

Net earnings attributable to noncontrolling interests	8,686	0.3%	488	0.0%	5,254	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$171,363	6.6%	$(81,229)	(4.3%)	$95,975	3.6%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$2.65		$(1.27)		$1.35
Diluted[1]	$2.57		$(1.27)		$1.33

Weighted average common shares outstanding attributable to common stockholders:
Basic	64,021		64,179		70,461
Diluted[1]	65,919		64,179		71,669

Effective income tax rate	29.0%		7.3%		18.2%

Adjusted selling, general and administrative expenses[2]:	$858,926	33.1%	$677,110	36.0%	$865,479	32.3%

Adjusted earnings from operations[2]:	$310,579	12.0%	$19,992	1.1%	$150,229	5.6%

Adjusted net earnings (loss) attributable to Guess?, Inc.[2]:	$194,687	7.5%	$(4,521)	(0.2%)	$105,036	3.9%

Adjusted diluted earnings (loss) per common share attributable to common stockholders[2]:	$2.92		$(0.07)		$1.45

Adjusted effective income tax rate[2]:	24.8%		206.0%		21.7%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings (loss) from operations to adjusted earnings (loss) from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings (loss) attributable to Guess?, Inc. and reported GAAP income tax expense (benefit) to adjusted income tax expense follows:

	Three Months Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Reported GAAP selling, general and administrative expenses	$245,502	$201,638	$237,237
Certain professional service and legal fees and related credits (costs)[3]	(915)	509	120
Separation charges[4]	—	(30)	(438)

Adjusted selling, general and administrative expenses[2]	$244,587	$202,117	$236,919

Reported GAAP earnings from operations	$125,400	$71,872	$96,506
Certain professional service and legal fees and related (credits) costs[3]	915	(509)	(120)
Separation charges[4]	—	30	438
Asset impairment charges[5]	55	5,166	4,851
Net gains on lease modifications[6]	(700)	(2,351)	—

Adjusted earnings from operations[2]	$125,670	$74,208	$101,675

Reported GAAP net earnings attributable to Guess?, Inc.	$68,415	$70,419	$79,604
Certain professional service and legal fees and related (credits) costs[3]	915	(509)	(120)
Separation charges[4]	—	30	438
Asset impairment charges[5]	55	5,166	4,851
Net gains on lease modifications[6]	(700)	(2,351)	—
Amortization of debt discount[7]	2,781	2,598	2,449
Discrete income tax adjustments[8]	4,490	3,248	—
Income tax impact from adjustments[9]	(773)	(933)	(4,886)

Total adjustments affecting net earnings attributable to Guess?, Inc.	6,768	7,249	2,732

Adjusted net earnings attributable to Guess?, Inc.[2]	$75,183	$77,668	$82,336

Reported GAAP income tax expense	$30,092	$8,512	$11,864
Discrete income tax adjustments[8]	(4,490)	(3,248)	—
Income tax impact from adjustments[9]	773	933	4,886

Adjusted income tax expense[2]	$26,375	$6,197	$16,750

Adjusted effective income tax rate[2]	25.2%	7.2%	16.5%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results (Continued)
(dollars in thousands)

	Fiscal Year Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Reported GAAP selling, general and administrative expenses	$861,578	$679,958	$865,060
Certain professional service and legal fees and related credits (costs)[3]	(2,652)	565	857
Separation charges[4]	—	(3,413)	(438)

Adjusted selling, general and administrative expenses[2]	$858,926	$677,110	$865,479

Reported GAAP earnings (loss) from operations	$305,037	$(60,497)	$140,671
Certain professional service and legal fees and related (credits) costs[3]	2,652	(565)	(857)
Separation charges[4]	—	3,413	438
Asset impairment charges[5]	3,149	80,442	9,977
Net gains on lease modifications[6]	(259)	(2,801)	—

Adjusted earnings from operations[2]	$310,579	$19,992	$150,229

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$171,363	$(81,229)	$95,975
Certain professional service and legal fees and related (credits) costs[3]	2,652	(565)	(857)
Separation charges[4]	—	3,413	438
Asset impairment charges[5]	3,149	80,442	9,977
Net gains on lease modifications[6]	(259)	(2,801)	—
Amortization of debt discount[7]	11,125	10,394	7,558
Discrete income tax adjustments[8]	10,630	4,053	—
Income tax impact from adjustments[9]	(3,973)	(18,228)	(8,055)

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	23,324	76,708	9,061

Adjusted net earnings (loss) attributable to Guess?, Inc.[2]	$194,687	$(4,521)	$105,036

Reported GAAP income tax expense (benefit)	$73,680	$(6,338)	$22,513
Discrete income tax adjustments[8]	(10,630)	(4,053)	—
Income tax impact from adjustments[9]	3,973	18,228	8,055

Adjusted income tax expense[2]	$67,023	$7,837	$30,568

Adjusted effective income tax rate[2]	24.8%	206.0%	21.7%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			% change
	January 29, 2022	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net revenue:
Americas Retail	$247,668	$195,829	$258,334	26%	(4%)
Americas Wholesale	46,915	35,476	41,884	32%	12%
Europe	402,239	307,648	420,297	31%	(4%)
Asia	76,443	80,020	95,460	(4%)	(20%)
Licensing	26,670	29,482	26,279	(10%)	1%
Total net revenue	$799,935	$648,455	$842,254	23%	(5%)

Earnings (loss) from operations:
Americas Retail	$42,642	$25,128	$16,533	70%	158%
Americas Wholesale	11,916	8,353	8,222	43%	45%
Europe	74,736	38,925	79,336	92%	(6%)
Asia	4,940	3,971	1,541	24%	221%
Licensing	24,149	28,105	22,896	(14%)	5%
Total segment earnings from operations	158,383	104,482	128,528	52%	23%

Corporate overhead	(33,628)	(29,795)	(27,171)	13%	24%
Asset impairment charges	(55)	(5,166)	(4,851)	(99%)	(99%)
Net gains on lease modifications	700	2,351	—	(70%)
Total earnings from operations	$125,400	$71,872	$96,506	74%	30%

Operating margins:
Americas Retail	17.2%	12.8%	6.4%
Americas Wholesale	25.4%	23.5%	19.6%
Europe	18.6%	12.7%	18.9%
Asia	6.5%	5.0%	1.6%
Licensing	90.5%	95.3%	87.1%

GAAP operating margin for total Company	15.7%	11.1%	11.5%
Certain professional service and legal fees and related (credits) costs[2,3]	0.1%	(0.1%)	(0.0%)
Separation charges[2,4]	—%	0.0%	0.0%
Asset impairment charges[2,5]	0.0%	0.8%	0.6%
Net gains on lease modifications[2,6]	(0.1%)	(0.4%)	—%
Adjusted operating margin for total Company[2]	15.7%	11.4%	12.1%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Fiscal Year Ended			% change
	January 29, 2022	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net revenue:
Americas Retail	$759,117	$510,806	$811,547	49%	(6%)
Americas Wholesale	201,202	117,607	186,389	71%	8%
Europe	1,297,550	941,546	1,248,114	38%	4%
Asia	237,053	232,574	346,212	2%	(32%)
Licensing	96,709	73,996	85,847	31%	13%
Total net revenue	$2,591,631	$1,876,529	$2,678,109	38%	(3%)

Earnings (loss) from operations:
Americas Retail	$124,902	$(15,776)	$22,279	(892%)	461%
Americas Wholesale	53,731	19,912	35,674	170%	51%
Europe	174,860	66,790	134,078	162%	30%
Asia	(4,114)	(20,758)	(8,894)	(80%)	(54%)
Licensing	88,136	67,938	74,459	30%	18%
Total segment earnings from operations	437,515	118,106	257,596	270%	70%

Corporate overhead	(129,588)	(100,962)	(106,948)	28%	21%
Asset impairment charges	(3,149)	(80,442)	(9,977)	(96%)	(68%)
Net gains on lease modifications	259	2,801	—	(91%)
Total earnings (loss) from operations	$305,037	$(60,497)	$140,671	(604%)	117%

Operating margins:
Americas Retail	16.5%	(3.1%)	2.7%
Americas Wholesale	26.7%	16.9%	19.1%
Europe	13.5%	7.1%	10.7%
Asia	(1.7%)	(8.9%)	(2.6%)
Licensing	91.1%	91.8%	86.7%

GAAP operating margin for total Company	11.8%	(3.2%)	5.3%
Certain professional service and legal fees and related (credits) costs[2,3]	0.1%	(0.0%)	(0.1%)
Separation charges[2,4]	—%	0.1%	0.0%
Asset impairment charges[2,5]	0.1%	4.3%	0.4%
Net gains on lease modifications[2,6]	(0.0%)	(0.1%)	—%
Adjusted operating margin for total Company[2]	12.0%	1.1%	5.6%
______________________________________________________________________
See page 20 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	Three Months Ended				% change
	January 29, 2022			January 30, 2021
Net revenue:
Americas Retail	$247,668	$(229)	$247,439	$195,829	26%	26%
Americas Wholesale	46,915	168	47,083	35,476	32%	33%
Europe	402,239	27,796	430,035	307,648	31%	40%
Asia	76,443	3,017	79,460	80,020	(4%)	(1%)
Licensing	26,670	—	26,670	29,482	(10%)	(10%)
Total net revenue	$799,935	$30,752	$830,687	$648,455	23%	28%

				February 1, 2020
Net revenue:
Americas Retail	$247,668	$202	$247,870	$258,334	(4%)	(4%)
Americas Wholesale	46,915	715	47,630	41,884	12%	14%
Europe	402,239	668	402,907	420,297	(4%)	(4%)
Asia	76,443	(1,139)	75,304	95,460	(20%)	(21%)
Licensing	26,670	—	26,670	26,279	1%	1%
Total net revenue	$799,935	$446	$800,381	$842,254	(5%)	(5%)

	Fiscal Year Ended
	January 29, 2022			January 30, 2021
Net revenue:
Americas Retail	$759,117	$(7,756)	$751,361	$510,806	49%	47%
Americas Wholesale	201,202	(3,848)	197,354	117,607	71%	68%
Europe	1,297,550	(6,397)	1,291,153	941,546	38%	37%
Asia	237,053	(3,286)	233,767	232,574	2%	1%
Licensing	96,709	—	96,709	73,996	31%	31%
Total net revenue	$2,591,631	$(21,287)	$2,570,344	$1,876,529	38%	37%

				February 1, 2020
Net revenue:
Americas Retail	$759,117	$(1,946)	$757,171	$811,547	(6%)	(7%)
Americas Wholesale	201,202	1,076	202,278	186,389	8%	9%
Europe	1,297,550	(36,757)	1,260,793	1,248,114	4%	1%
Asia	237,053	(5,894)	231,159	346,212	(32%)	(33%)
Licensing	96,709	—	96,709	85,847	13%	13%
Total net revenue	$2,591,631	$(43,521)	$2,548,110	$2,678,109	(3%)	(5%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 29, 2022	January 30, 2021	February 1, 2020

ASSETS

Cash and cash equivalents	$415,565	$469,110	$284,613

Receivables, net	328,856	314,147	327,281

Inventories	462,295	389,144	393,129

Other current assets	77,378	60,123	59,212

Property and equipment, net	228,765	216,196	288,112

Restricted cash	—	235	215

Operating lease right-of-use assets	685,799	764,804	851,990

Other assets	356,970	252,109	224,410

Total assets	$2,555,628	$2,465,868	$2,428,962

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$43,379	$38,710	$9,490

Current operating lease liabilities	195,516	222,800	192,066

Other current liabilities	578,979	501,029	436,857

Long-term debt and finance lease obligations	60,970	68,554	32,770

Convertible senior notes, net	270,595	258,614	247,363

Long-term operating lease liabilities	582,757	662,657	714,079

Other long-term liabilities	160,289	144,004	130,259

Redeemable and nonredeemable noncontrolling interests	40,485	25,837	26,364

Guess?, Inc. stockholders’ equity	622,658	543,663	639,714

Total liabilities and stockholders’ equity	$2,555,628	$2,465,868	$2,428,962

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Net cash provided by operating activities[10]	$131,642	$209,050	$197,913

Net cash used in investing activities	(62,277)	(22,161)	(56,471)

Net cash used in financing activities	(97,044)	(9,907)	(64,165)

Effect of exchange rates on cash, cash equivalents and restricted cash	(26,101)	7,535	(3,444)

Net change in cash, cash equivalents and restricted cash	(53,780)	184,517	73,833

Cash, cash equivalents and restricted cash at the beginning of the year	469,345	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$415,565	$469,345	$284,828

Supplemental information:

Depreciation and amortization	$56,799	$63,501	$72,188

Total lease costs (excluding finance lease cost)	$289,412	$283,806	$368,435

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Net cash provided by operating activities[10]	$131,642	$209,050	$197,913

Less: Purchases of property and equipment	(63,521)	(18,876)	(61,868)

Less: Payments for property and equipment under finance leases	(7,014)	(7,131)	(2,733)

Free cash flow	$61,107	$183,043	$133,312
______________________________________________________________________
See page 20 for footnotes

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of January 29, 2022

United States	245	245	—	1	—	1
Canada	74	74	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	422	388	34	30	29	1

Europe and the Middle East	779	556	223	50	50	—
Asia and the Pacific	430	124	306	257	99	158

Total	1,631	1,068	563	337	178	159

	As of January 30, 2021

United States	251	249	2	1	—	1
Canada	76	76	—	—	—	—
Central and South America	105	70	35	27	27	—

Total Americas	432	395	37	28	27	1

Europe and the Middle East	725	507	218	44	44	—
Asia and the Pacific	413	144	269	304	101	203

Total	1,570	1,046	524	376	172	204

	As of February 1, 2020

United States	282	280	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	113	73	40	27	27	—

Total Americas	475	433	42	28	27	1

Europe and the Middle East	745	517	228	39	39	—
Asia and the Pacific	509	219	290	327	117	210

Total	1,729	1,169	560	394	183	211

Guess?, Inc. and Subsidiaries
Return on Invested Capital for the Fiscal Year
(in thousands)

	FY2019	FY2020	FY2020 2-Year Average	FY2021	FY2022	FY2022 2-Year Average

Total assets[11]	$1,649,205	$2,428,962	$2,039,084	$2,465,868	$2,555,628	$2,510,748
Cash and cash equivalents	(210,460)	(284,613)	(247,537)	(469,110)	(415,565)	(442,338)
Operating right-of-use assets[11]	—	(851,990)	(425,995)	(764,804)	(685,799)	(725,302)
Accounts payable	(286,657)	(232,761)	(259,709)	(300,427)	(325,797)	(313,112)
Accrued expenses	(252,392)	(204,096)	(228,244)	(200,602)	(253,182)	(226,892)
Accrual for European Commission fine[12]	45,619	—	22,809	—	—	—
Average invested capital	$945,315	$855,502	$900,408	$730,925	$875,285	$803,104

			FY2020			FY2022

Reported GAAP earnings from operations			$140,671			$305,037
Certain professional service and legal fees and related (credits) costs[3]			(857)			2,652
Asset impairment charges[5]			9,977			3,149
Separation charges[4]			438			—
Net gains on lease modifications[6]			—			(259)
Adjusted earnings from operations[2]			$150,229			$310,579
Asset impairments[5]			(9,977)			(3,149)
Other expense, net			(2,529)			(30,171)
Income tax expense[13]			(29,886)			(68,760)
Adjusted net operating profit after taxes[2]			$107,837			$208,499

Non-GAAP return on invested capital[14]			12%			26%
______________________________________________________________________
See page 20 for footnotes

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnotes:

1    For GAAP purposes, the Company incurs dilution above the initial strike price of the Company’s convertible senior notes of $25.78. However, the Company excludes from its adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $25.78 and $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $46.88, the Company incurs dilution related to the notes, and it would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Diluted net income per share for the three months and fiscal year ended January 29, 2022 is calculated based on GAAP net income and diluted weighted-average shares of 65,352,416 and 65,919,260, respectively. There was no dilution related to the convertible notes for either period.
2    The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, certain separation charges, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary, in each case where applicable. A complete reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
3    Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
4    Amounts represent certain separation-related charges due to headcount reduction in response to the pandemic and due to the separation of our former Chief Executive Officer.
5    Amounts represent asset impairment charges related primarily to impairment of operating lease right-of-use assets and property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections from the effects of the COVID-19 pandemic and expected store closures.
6    Amounts recorded represent net gains on lease modifications related primarily to the early termination of certain lease agreements.
7    In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, is amortized as non-cash interest expense over the term of the Notes.
8    Amounts represent discrete income tax adjustments related primarily to the impacts from an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary during the quarter ended October 30, 2021, impacts from cumulative valuation allowances and the income tax benefits from an income tax rate change due to net operating loss carrybacks.
9    The income tax effect of certain professional service and legal fees and related (credits) costs, separation charges, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.
10    The Company made a U.S. income tax payment of $26.8 million and $107.2 million in the three months and fiscal year ended January 29, 2022, respectively, due to an intra-entity transfer of intellectual property rights to a wholly-owned Swiss subsidiary.
11    During fiscal year 2020, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities.
12    During fiscal year 2019, the Company recognized a charge of €39.8 million ($45.6 million) related to a fine by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company.
13    Income tax expense is calculated using the adjusted effective income tax rate of 24.8% and 21.7% for the fiscal 2022 and 2020, respectively.
14    The Company defines return on invested capital (or "ROIC") as adjusted net operating profit after taxes divided by two-year average invested capital.